Exhibit (E)(7)

PLEDGE AGREEMENT

     THIS PLEDGE AGREEMENT is entered into effective July 17, 2001, by and among The Victor and Hannah Zaccaglin Trust dated March 20, 1992 (“Guarantor”), Curci-Turner Company, a California corporation (“Lender”), and John Curci, Sr. (“Pledge Holder”) with reference to the following:

     A. Calprop Corporation., a California corporation (“Calprop”), has obtained a loan in the original principal amount of $5,000,000 from Lender (the “Loan”) which is evidenced by a promissory note dated July 17, 2001 (the “Note”).

     B. Guarantor, a principal shareholder of Calprop, has agreed to guarantee the Loan pursuant to a Guaranty of even date with the Note (the “Guaranty”) and is willing to pledge 3,000,000 shares of the common stock of Calprop (the “Shares”) to secure his obligation under the Guaranty.

     C. Lender acknowledges that given Guarantor’s position with Calprop, his percentage ownership of the company and the current trading market for the Calprop stock, there would be no ready market for the Shares in the event Lender seeks to realize on them.

     NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties agree as follows:

     1. Creation of Security Interest. As security for the performance of the Guaranty, Guarantor hereby pledges and assigns, transfers and grants to Lender a security interest in the Shares, together with any and all documents of title covering the Shares.

     2. Obligation Secured. Guarantor hereby acknowledges and agrees that the security interest granted hereby secures the full and timely performance of all terms, covenants and conditions required to be performed and observed by Guarantor under this Agreement and the Guaranty and acknowledges and agrees that this Agreement shall extend to and secure any and all renewals, refinancings, amendments and extensions of any or all of the foregoing.

     3. Possession of Collateral. Concurrently with the execution of this Agreement, Guarantor has delivered to Pledge Holder stock certificates, duly endorsed in blank or with signed stock powers attached, representing the Shares. Guarantor shall similarly deliver to Pledge Holder any and all stock certificates and other documents of title representing any and all stock dividends, stock rights, warrants, rights to subscribe, options or liquidating dividends or other property which Guarantor is or may become entitled to on account of ownership of the Shares. Pledge Holder hereby acknowledges receipt of the certificates representing the Shares and agrees to hold and dispose of such stock certificates and any other documents of title delivered to him hereunder and to otherwise perform under this Agreement in accordance with the provisions of this Agreement.

     4. Rights with Respect to Shares.

          (a) Dividends and Interest. So long as Guarantor is not in default hereunder, Guarantor shall have the right to collect all dividends, interest payments, royalties, annuities, and other amounts that may be due or may become due on or in respect of any of the Shares.

          (b) Voting Rights. So long as Guarantor is not in default hereunder, Guarantor shall have the right to exercise all voting rights in respect of any of the Shares on all corporate questions; provided, however, that no vote shall be cast, or consent, waiver or ratification given or action taken which would impair the value of the Shares or violate any provision of this Agreement.

          (c) Warrants and Options. In the event that, during the term of this Agreement, subscription warrants or any other rights or options shall be issued in connection with any of the Shares, such warrants, rights and options shall be immediately subject to the provisions of this Agreement. If any such warrants, rights or options are exercised by Guarantor, all certificates evidencing all new shares of stock or securities so acquired by Guarantor, except for shares of stock and securities with a fair market value equal to the value of any consideration paid by Guarantor for such shares of stock and securities, shall be immediately subject to the terms and conditions of this Agreement in the same manner as the Shares originally covered hereby.

     5. Stock Adjustments. In the event that, during the term of this Agreement, any stock dividend, stock split, dividend paid in stock, reclassification or readjustment is declared or made, or, by reason of any merger, reorganization, recapitalization or other corporate transaction or event, any other change occurs in the capital structure of Calprop, all new, substituted and additional shares or other securities issued by reason of such dividend, stock split, reclassification, readjustment or other change shall be immediately subject to the terms and conditions of this Agreement in the same manner as the Shares originally covered hereby.

     6. Assignment. This Agreement is for the benefit of Lender, its successors and permitted assigns. If Lender assigns, endorses, sells, transfers or hypothecates the Note to any person, firm, bank, or corporation, Lender may, with the consent of Guarantor, assign or transfer this Agreement and any or all rights given to Lender hereunder. In that event, such assignee, endorsee, transferee, or purchaser shall have all of the rights and privileges given to Lender and all of the duties and obligations of Lender under the provisions of this Agreement.

     7. Default and Remedies.

          (a) Events of Default. An Event of Default shall be deemed to exist under this Agreement 120 days after the happening or occurrence of any of the following events or conditions: (i) if any sum or sums of principal, interest or other charges shall not be paid when the same shall become due or payable in accordance with the terms and conditions of this Agreement or the Note; (ii) if Guarantor shall fail fully to observe and perform all of the terms, covenants and conditions required to be observed or performed by Guarantor under this Agreement of the Guaranty; (iii) if any representations or warranties herein, in the Guaranty or in the Note are untrue in any material respect; (iv) if Guarantor shall file a voluntary case under any applicable bankruptcy, insolvency, debtor relief, or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, Guarantor, custodian, sequestrator (or similar official) of the Guarantor for any substantial part of any assets of said Guarantor, or shall make any general assignment for the benefit of any of its creditors, or shall fail generally to pay its, or any of its, debts as they become due or shall take any action in furtherance of any of the foregoing; or (v) if a court having jurisdiction shall enter a decree or order for relief in respect of Guarantor in any involuntary case brought under any bankruptcy, insolvency, debtor relief, or other similar law now or hereafter in effect, or Guarantor shall consent to or shall fail to oppose any such proceeding, or any such court shall enter a decree or order appointing a receiver, liquidator, assignee, custodian, Guarantor, sequestrator (or similar official) of Guarantor for any substantial part of Guarantor’s property, or ordering the winding up or liquidation of the affairs of Guarantor and such decree or order shall not be dismissed within sixty (60) days after the entry thereof.

          (b) Remedies Upon Event of Default. Upon the occurrence of an Event of Default, Lender, in its sole discretion, may exercise its rights at any time under this Pledge Agreement whether or not it has taken any prior action under the Guaranty, however, once the Lender elects to exercise its rights hereunder, Lender’s sole recourse shall be to direct the Pledge Holder to deliver to him the Shares (or so much of such Shares as is necessary so that the value of any Shares thus delivered shall not exceed the amount of such default as determined by the amount by which the Guarantor failed to perform his obligations under the Guaranty) and to retain such Shares in full satisfaction of Guarantor’s obligation under the Guaranty and hereunder. For purposes of this provision, the Shares shall be valued at their book value on the books of Calprop at the time of the Event of Default. Any remaining Shares shall be returned to Guarantor.

     8. No Transfer of Guarantor’s Interest. Guarantor shall not sell, transfer, diminish, or encumber the Shares, or any part or portion thereof, and any attempt to so sell, transfer, diminish, or encumber any of the Shares covered by this Agreement shall be invalid and without force or effect, and the same shall constitute an Event of Default hereunder entitling Lender to all rights and remedies provided for herein upon default.

     9. Term of Agreement. This Agreement shall constitute a continuing agreement, and all powers, rights, privileges, obligations, and duties herein set forth shall apply to, inure to the benefit of, and be binding upon the estate, heirs, legatees, devisees, executors, administrators, personal representatives, successors, and assigns of Guarantor and Lender.

     10. Release of Shares. The Shares shall be released from the provisions of this Agreement, and the Pledge Holder shall deliver to Guarantor the stock certificates representing all of the Shares (or so much thereof as remain held under the terms of this Agreement) and any other documents then held by Pledge Holder upon the satisfaction in full of the Loan.

     11. General Provisions.

          (a) Notices. All notices, requests, demands, and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail to the addressee’s address as it appears herein or such other address as said party shall furnish to the other party or parties hereto in writing.

          (b) Removal of Pledge Holder. With the approval of Guarantor, Lender may remove the Pledge Holder and substitute in his (or her/its) place another person or entity acceptable to Guarantor to function as Pledge Holder hereunder. Upon receipt by a Pledge Holder of any such notice of removal and substitution, Pledge Holder shall forthwith transfer to the successor Pledge Holder all stock certificates, documents of title and books and records pertaining to his (or her/its) performance hereunder and shall cooperate in all reasonable and appropriate ways in connection with such transfer. The Guarantor and Lender shall indemnify and hold harmless such Pledge Holder from any liability and expenses, including attorneys fees, arising out of acts or omissions after such transfer to the successor Pledge Holder.

          (c) Amendment. No waiver, consent or approval by Lender or modification or amendment of this Agreement shall be effective unless the same is in writing signed by Lender and the Guarantor.

          (d) Governing Law; Severability. This Agreement and the rights and remedies of the parties hereunder shall be governed by and construed and interpreted in accordance with the laws of the State of California. If any term, covenant or condition of this instrument or the application thereof to any person whomsoever or to any circumstance shall, to any extent, be invalid, illegal or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to persons or to circumstances other than those to which it is invalid, illegal or unenforceable, shall not be affected thereby and this Agreement shall otherwise be in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

THE VICTOR AND HANNAH ZACCAGLIN TRUST
By:	/s/ Victor Zaccaglin
Victor Zaccaglin, Trustee

CURCI-TURNER COMPANY
By:	/s/ John Curci
John Curci, Sr. – President

PLEDGE HOLDER
By:	/s/ John Curci
John Curci, Sr. – Pledge Holder

     The undersigned agrees to provide the notification provided for in Section 10(a) above.

CALPROP CORPORATION
By:	/s/ Mark Spiro, CFO
Mark F. Spiro - Chief Financial Officer

ADDENDUM TO PLEDGE AGREEMENT

     This Addendum to Pledge Agreement, (the “Addendum”), is dated effective July 17, 2001 with reference to that certain Pledge Agreement, (the “Pledge Agreement”), dated July 17, 2001 executed by the Victor and Hannah Zaccaglin Trust dated March 20, 1992, as Guarantor, to Curci-Turner Company, LLC, as Lender.

     1. In accordance with Paragraph 3 (Possession of Collateral) of the Pledge Agreement, Guarantor has delivered 3,000,000 shares of common stock of Calprop to Pledge Holder. The shares are represented by the following certificates, (the “Certificates”):

(a)	Certificate Number LAS11915 for 75,214 shares;
(b)	Certificate Number LAS10807 for 122,282 shares;
(c)	Certificate Number LAS11795 for 355,000 shares;
(d)	Certificate Number LAS10904 for 6,642 shares;
(e)	Certificate Number LAS11350 for 2,349,662 shares; and
(f)	Certificate Number LAS11448 for 91,200 shares.

     2. The above listed Certificates delivered to Pledge Holder do not contain an endorsement in blank or signed stock power attached as required by the provisions of Paragraph 3 of the Pledge Agreement.

     3. Calprop Corporation, by its execution of this Addendum, hereby acknowledges the Pledge Agreement and ownership of the above listed Certificates of Guarantor subject to the rights of Pledge Holder and Lender as provided in the Pledge Agreement.

     4. Calprop Corporation further agrees that in the event Lender exercises its rights pursuant to Paragraph 7(b) of the Pledge Agreement, (Remedies Upon Event of Default), and takes possession of all or a portion of the Certificates as provided therein, Calprop, at Lender’s request, shall accommodate Lender by causing the transfer of ownership of the Certificates from Guarantor to Lender without endorsement or signed stock power attached to the Certificates.

The Victor and Hannah Zaccaglin Trust
By:	/s/ Victor Zaccaglin
Victor Zaccaglin, Trustee

     The undersigned acknowledges the agreements set forth above.

Calprop Corporation
By:	/s/ Mark Spiro, CFO
Mark F. Spiro, Chief Financial Officer

By:	/s/ Ronald S. Petch, President
Ronald S. Petch, President